Exhibit 23a
Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated March 28, 2024, with respect to the statutory financial statements of Protective Life Insurance Company, included herewith, and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
Birmingham, Alabama
April 12, 2024